Exhibit 99.1


Cautionary Statement Identifying Important Factors that Could Cause the Company's Actual Results to Differ from those Projected in Forward Looking Statements



The following factors could affect Genentech's actual future results, including its product sales, royalties, expenses and net income, and could cause them to differ from any forward-looking statements made by or on behalf of the Company:

  - Decisions by F. Hoffmann-LaRoche Ltd. ("HLR") as to whether to exercise its rights to develop and sell products and potential products of the Company.

  - Increased competition in the growth hormone market. Three companies received FDA approval in 1995 to market their growth hormone products for treatment of growth hormone inadequacy in children. Two of these companies are currently temporarily prohibited from entering the U.S. market pending a full hearing on certain patent claims of Genentech. The Company expects competition to have an adverse effect on its sales of Protropin, registered trademark, and Nutropin, registered trademark. Other factors that may influence sales of these products include the availability of third party reimbursement for the cost of growth hormone therapy and the outcome of litigation involving the Company's patents for growth hormone and related processes, including that referred to above.

  - Acceptance of Pulmozyme, registered trademark, as a treatment for cystic fibrosis. Factors that may influence the future sales of Pulmozyme include physician perception of the number and kinds of patients who will benefit from such therapy, the availability of third party reimbursement for the costs of therapy, the timing of the development of alternative therapies for the treatment and care of cystic fibrosis, whether and when additional indications are approved for Pulmozyme and the cost of Pulmozyme therapy.

  - Variation of royalty, contract and other revenues. These revenues will continue to fluctuate due to the timing of non-U.S. approvals, if any, for products licensed to HLR, whether and when contract benchmarks are achieved, the initiation of new contractual arrangements, including the exercise of product options by HLR, and the conclusion of existing arrangements with other companies and HLR.

  - Successful development of products. The Company intends to continue to develop new products. Successful pharmaceutical product development is highly uncertain and is dependent on numerous factors, many of which are beyond the Company's control. Products that appear promising in the early phases of development may fail to reach market for numerous reasons. They may be found to be ineffective or to have harmful side effects in clinical or pre-clinical testing, they may fail to receive necessary regulatory approvals, may turn out to be uneconomic because of manufacturing costs or other factors, or they may be precluded from commercialization by the proprietary rights of others. Success in preclinical and early clinical trials does not insure that large scale clinical trials will be successful. Clinical results are frequently susceptible to varying interpretations which may delay, limit or prevent regulatory approvals. The length of time necessary to complete clinical trials and from submission of an application for marketing approval to a final decision by a regulatory authority varies significantly and may be difficult to predict.

  - Uncertainties Surrounding Proprietary Rights. The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions. Accordingly the breadth of claims allowed in such company's patents cannot be predicted. Patent disputes are frequent and can preclude commercialization of products. The Company has in the past and may in the future be involved in material patent litigation. Such litigation is costly in its own right and could subject the Company to significant liabilities to third parties and, if decided adversely, the Company may need to obtain third party licenses or cease using the technology or product in dispute.